Exhibit 28(e)

PRINCIPAL UNDERWRITING AGREEMENT

This Agreement is made as of October 1, 2014 (the “Effective Date”) by and between Meeder Funds (the “Trust”), a Massachusetts business trust, on behalf of the investment portfolios listed in Schedule A (the “Funds”), and Adviser Dealer Services, Inc., an Ohio corporation (the “Distributor”).

WHEREAS, the Trust is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Distributor is a broker-dealer registered with the Securities and Exchange Commission (“SEC”) and a member of the Financial Industry Regulatory Authority (“FINRA”); and,

WHEREAS, the Trust and the Distributor are desirous of entering into an agreement providing for the distribution by the Distributor of shares of beneficial interest (the “Shares”) of each of the Funds.

NOW, THEREFORE, in consideration of the promises and agreements of the parties contained herein, the parties agree as follows:

1. Appointment

The Trust grants to Distributor the right to sell Shares of each of the Funds on behalf of the Trust during the term of this Agreement and subject to the registration requirements of the Securities Act of 1933, as amended (the “1933 Act”), and of the laws governing the sale of securities in the various states (the “Blue Sky Laws”) under the following terms and conditions: Distributor (i) shall have the right to sell, as agent on behalf of the Trust, Shares of the Funds authorized for issue and registered under the 1933 Act, and (ii) may sell Shares of the Funds under offers of exchange, if available, between and among the Funds. The Distributor does not agree to sell any specific number of Shares. The Distributor, as agent for the Trust, undertakes to sell Shares on a best-efforts basis only against orders therefor.

2. Sale of Shares by the Trust

The rights granted to Distributor shall be nonexclusive in that the Trust reserves the right to sell its Shares of the Funds to investors on applications received and accepted by the Trust or by its transfer agent. Further, the Trust reserves the right to issue Shares in connection with the merger or consolidation, or acquisition by the Trust through purchase or otherwise, with any other investment company, trust, or personal holding company.

3. Shares Covered by this Agreement

This Agreement shall apply to unissued Shares of the Funds, Shares of the Funds held in its treasury in the event that in the discretion of the Trust treasury Shares shall be sold, and Shares of the Funds repurchased for resale.

4. Sale and Repurchase of Shares

(a)	In consideration of these rights granted to Distributor, Distributor agrees to use all reasonable efforts, consistent with its other business, to secure purchasers for Shares of the Funds. The Distributor shall have the right, as an agent for the Trust, to sell such Shares to the public against orders thereof at the public offering price. This does not obligate Distributor to register as a broker or dealer under the Blue Sky Laws of any jurisdiction in which it is not now registered or to maintain its registration in any jurisdiction in which it is now registered.

(b)	The Distributor shall have the right, as agent for the Trust, to enter into agreements (“Intermediary Agreements”) with responsible broker/dealers, investment advisers, financial institutions and other industry professionals (“Financial Intermediaries”) of its choice. The Distributor may compensate Financial Intermediaries from payments received from the Trust as described in paragraph 12 of this Agreement.

(c)	The Trust shall approve the form of the Intermediary Agreement and the dealer discounts set forth therein and shall evidence such approval by filing said form of Intermediary Agreement and amendments thereto as an exhibit to its registration statement under the 1933 Act and the 1940 Act on Form N-1A (the “Registration Statement”).

(d)	The Distributor shall also have the right to take, as agent for the Trust, all actions which, in the Distributor’s judgment, are necessary to carry into effect the distribution of the Shares.

(e)	The Distributor will not direct remuneration from commissions paid by the Trust for portfolio securities transactions to a broker or dealer for promoting or selling Shares of the Funds.

(f)	The Distributor shall have no duty to inquire into, and shall have no liability for, the accuracy of the net asset value per share as calculated by the Trust or its agents.

(g)	Nothing in this Agreement shall prevent the Distributor or any affiliated person (as defined in the 1940 Act) of the Distributor from acting as underwriter or distributor for any other person, firm or corporation (including other investment companies) or in any way limit or restrict the Distributor or any such affiliated person from buying, selling or trading any securities for its or their own accounts or for the accounts of others for whom it or they may be acting.

(h)	The Distributor, as agent of and for the account of the Trust, may repurchase the Shares at such prices and upon such terms and conditions as shall be specified in the Registration Statement.

5. Public Offering Price

Except as otherwise noted in the Trust’s current Prospectus and/or Statement of Additional Information, all Shares sold to investors by Distributor or the Trust will be sold at the public offering price. The public offering price for all accepted subscriptions will be the net asset value per share, as determined in the manner described in the Trust’s current Prospectus and/or Statement of Additional Information, plus a sales charge (if any) described in the Trust’s then current Prospectus and/or Statement of Additional Information. The Trust shall in all cases receive the net asset value per share on all sales. If a sales charge is in effect, Distributor shall have the right, subject to such rules or regulations of the Securities and Exchange Commission as may then be in effect pursuant to Section 22 of the 1940 Act, to pay a portion of the sales charge to Financial Intermediaries who have sold Shares of the Funds or who have provided services to shareholders of the Trust.

6. Suspension of Sales

If and whenever the determination of net asset value is suspended and until such suspension is terminated, no further orders for Shares shall be processed by Distributor except such unconditional orders as may have been placed with Distributor before it had knowledge of the suspension. In addition, the Trust reserves the right to suspend sales and Distributor’s authority to process orders for Shares on behalf of the Trust if, in the judgment of the Trustees of the Trust, it is in the best interests of the Trust to do so. Suspension will continue for such period as may be determined by the Trust.

7. Authorized Representations

Distributor is not authorized by the Trust to give any information or to make any representations other than those contained in the appropriate Registration Statement or Prospectuses and Statements of Additional Information filed with the Securities and Exchange Commission under the 1933 Act (as these Registration Statements, Prospectuses and Statements of Additional Information may be amended from time to time), or contained in shareholder reports or other material that may be prepared by or on behalf of the Trust for Distributor’s use. This shall not be construed to prevent Distributor from preparing and distributing sales literature or other material as it may deem appropriate.

8. Registration of Shares

The Trust agrees that it will take all action necessary to register Shares under the 1933 Act and the Blue Sky Laws so that there will be available for sale the number of Shares Distributor may reasonably be expected to sell.

9. Expenses

The Trust shall pay all fees and expenses (a) in connection with the preparation, setting in type and filing of any Registration Statement, Prospectus and Statement of Additional Information under the 1933 Act and amendments for the issue of its Shares, (b) in connection with the registration and qualification of Shares for sale in the various states in which the Board of Trustees of the Trust shall determine it advisable to qualify such Shares for sale, (c) of preparing, setting in type, printing and mailing any report or other communication to shareholders of the Trust in their capacity as such, and (d) of preparing, setting in type, printing and mailing Prospectuses, Statements of Additional Information and any supplements thereto sent to existing shareholders.

10. Applicable Laws. Rules and Regulations

(a)	During the term of this Agreement, the Distributor and its officers, agents and employees shall comply with all applicable laws, rules and regulations, including, without limitation, the 1940 Act, all applicable rules and regulations promulgated by the SEC thereunder, and all applicable rules and regulations adopted by any applicable securities association registered under the Securities Exchange Act of 1934, as amended. During the term of this Agreement, the Distributor shall maintain its status as a registered broker-dealer and a member of FINRA.

(b)	The Distributor, at its own expense, shall qualify as a dealer or broker, or otherwise, under all applicable state or federal laws required in order that Shares may be sold in such states as may be mutually agreed upon by the parties.

11. Records and Documents to be Supplied by the Trust

The Trust shall furnish to the Distributor copies of all information, financial statements and other documents which the Distributor may reasonably request for use in connection with the distribution of the Shares.

12. Fees and Expenses

(a)	For performing its services under this Agreement, the Trust shall be permitted to pay or cause to be paid to the Distributor Rule 12b-1 fees, if any, that are payable in accordance with each Fund’s Rule 12b-1 Distribution Plan (the “Distribution Plans”).

(b)	The Meeder Funds Distribution Plans provide for the payment of compensation by the Funds to Financial Intermediaries for supporting the sale of Shares and/or for providing services to Fund shareholders, in accordance with the terms of the Plans (the “12b-1 Services”). The Distributor shall have the right, as agent for the Meeder Funds, to enter into agreements with Financial Intermediaries providing for payment by the Funds of any such compensation to Financial Intermediaries for 12b-1 Services provided by such Financial Intermediaries. The Funds shall be permitted to pay or cause to be paid any such compensation to Distributor, and upon receipt by Distributor, Distributor shall pay such compensation to the Financial Intermediaries.

(c)	Distributor or its affiliates may also provide 12b-1 Services to the Meeder Funds, and the Funds shall pay compensation under the Plans to the Distributor or its affiliates in the form of 12b-1 fees; provided that, any such compensation paid by the Meeder Funds for 12b-1 Services provided by Distributor or its affiliates shall not exceed the costs incurred by Distributor or its affiliates in providing such 12b- 1 Services.

13. Indemnification

The Trust agrees to indemnify and hold harmless Distributor and each of its directors and officers and each person, if any, who controls Distributor within the meaning of Section 15 of the 1933 Act against any loss, liability, claim, damages or expense (including the reasonable cost of investigating or defending any alleged loss, liability, claim, damages, or expense and reasonable counsel fees incurred in connection therewith) arising by reason of any person acquiring any Shares, based upon the ground that the Registration Statement, Prospectus, Statement of Additional Information, shareholder reports or other information filed or made public by the Trust (as from time to time amended) included an untrue statement of a material fact or omitted to state a material fact required to be stated or necessary in order to make the statements not misleading under the 1933 Act, or any other statute or the common law. However, the Trust does not agree to indemnify Distributor or hold it harmless to the extent that the statement or omission was made in reliance upon, and in conformity with, information furnished to the Trust by or on behalf of Distributor.

In no case (i) is the indemnity of the Trust in favor of Distributor or any person indemnified to be deemed to protect Distributor or any person against any liability to the Trust or its security holders to which Distributor or such person would otherwise be subject by reason of wilful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement, or (ii) is the Trust to be liable under its indemnity agreement contained in this paragraph with respect to any claim made against Distributor or any person indemnified unless Distributor or person, as the case may be, shall have notified the Trust in writing of the claim within a reasonable time after the summons or other first written notification giving information of the nature of the claim shall have been served upon Distributor or any such person (or after Distributor or such person shall have received notice of service on any designated agent). However, failure to notify the Trust of any claim shall not relieve the Trust from any liability which it may have to Distributor or any person against whom such action is brought otherwise than on account of its indemnity agreement contained in this paragraph. The Trust shall be entitled to participate at its own expense in the defense, or, if it so elects, to assume the defense of any suit brought to enforce any claims, but if the Trust elects to assume the defense, the defense shall be conducted by counsel chosen by it and satisfactory to Distributor or person or persons, defendant or defendants in the suit. In the event the Trust elects to assume the defense of any suit and retain counsel, Distributor, officers or directors or controlling person or persons, defendant or defendants in the suit, shall bear the fees and expenses of any additional counsel retained by them. If the Trust does not elect to assume the defense of any suit, it will reimburse Distributor, officers or directors or controlling person or persons, defendant or defendants in the suit, for the reasonable fees and expenses of any counsel retained by them. The Trust agrees to notify Distributor promptly of the commencement of any litigation or proceedings against it or any of its officers or trustees in connection with the issuance or sale of any of the Shares.

Distributor also covenants and agrees that it will indemnify and hold harmless the Trust and each of its Board members and officers and each person, if any, who controls the Trust within the meaning of Section 15 of the 1933 Act, against any loss, liability, damages, claim or expense (including the reasonable cost of investigating or defending any alleged loss, liability, damages, claim or expense and reasonable counsel fees incurred in connection therewith) arising by reason of any person acquiring any Shares, based upon the 1933 Act or any other statute or common law, alleging that the Registration Statement, Prospectus, Statement of Additional Information, shareholder reports or other information filed or made public by the Trust (as from time to time amended) included an untrue statement of a material fact or omitted to state a material fact required to be stated or necessary in order to make the statements not misleading, insofar as the statement or omission was made in reliance upon, and in conformity with information furnished to the Trust by or on behalf of Distributor. In no case (i) is the indemnity of Distributor in favor of the Trust or any person indemnified to be deemed to protect the Trust or any person against any liability to which the Trust or such person would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement, or (ii) is Distributor to be liable under its indemnity agreement contained in this paragraph with respect to any claim made against the Trust or any person indemnified unless the Trust or person, as the case may be, shall have notified Distributor in writing of the claim within a reasonable time after the summons or other first written notification giving information of the nature of the claim shall have been served upon the Trust or any such person (or after the Trust or such person shall have received notice of service on any designated agent). However, failure to notify Distributor of any claim shall not relieve Distributor from any liability which it may have to the Trust or any person against whom the action is brought otherwise than on account of its indemnity agreement contained in this paragraph. In the case of any notice to Distributor, it shall be entitled to participate, at its own expense, in the defense or, if it so elects, to assume the defense of any suit brought to enforce the claim, but if Distributor elects to assume the defense, the defense shall be conducted by counsel chosen by it and satisfactory to the Trust, to its officers and Board and to any controlling person or persons, defendant or defendants in the suit. In the event that Distributor elects to assume the defense of any suit and retain counsel, the Trust or controlling persons, defendant or defendants in the suit, shall bear the fees and expense of any additional counsel retained by them.. Distributor agrees to notify the Trust promptly of the commencement of any litigation or proceedings against it in connection with the issue and sale of any of the Shares.

14. Termination and Amendment of this Agreement

This Agreement shall automatically terminate, without payment of any penalty, in the event of its assignment. This Agreement may be amended only if such amendment is approved (i) by the Distributor and (ii) either by action of the Board of Trustees of the Trust, including a majority of the Trustees of the Trust who are not “interested persons” of the Trust or of the Distributor, as that term is defined in the 1940 Act (“Independent Trustees”), or by the affirmative vote of a majority of the outstanding Shares of the Trust.

Either the Trust or the Distributor may, at any time, terminate this Agreement on sixty (60) days written notice delivered or mailed, postage prepaid, to the other party.

15. Effective Period of this Agreement

This Agreement shall take effect upon the Effective Date and shall remain in full force and effect for an initial two-year period following the Effective Date (unless terminated earlier as set forth in paragraph 14), and from year to year thereafter, subject to annual approval (i) by a majority of the Board of Trustees of the Trust, including a majority of the Independent Trustees, and, if a plan under Rule 12b-1 under the 1940 Act is in effect, by the vote of those Board members of the Trust who are not “interested persons” of the Trust and who are not parties to the 12b-1 plan or this Agreement and have no financial interest in the operation of the 12b-1 plan or in any agreements related to the 12b-1 plan, cast in person at a meeting called for the purpose of voting on such renewal or (ii) by a vote of a majority of the outstanding Shares of the Trust.

16. New Funds

The terms and provisions of this Agreement shall become automatically applicable to any additional Fund of the Trust established during the initial or renewal term of this Agreement for which the same company serves as the investment adviser, as outlined in Schedule A.

17. Successor Investment Trust

Unless this Agreement has been terminated in accordance with paragraph 14, above, the terms and provisions of this Agreement shall become automatically applicable to any investment company which is a successor to the Trust as a result of a reorganization, recapitalization or change of domicile.

18. Limitation of Liability

It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Trust, personally, but bind only the trust property of the Trust. The execution and delivery of this Agreement have been authorized by the Trustees of the Trust and signed by an officer of the Trust, acting as such, and neither such authorization by such Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Trust.

19. Severability

In the event any provision of this Agreement is determined to be void or unenforceable, such determination shall not affect the remainder of this Agreement, which shall continue to be in force.

20. Questions of Interpretation

(a)	This Agreement shall be governed by the laws of the State of Ohio.

(b)	As used herein, the terms “assignment” and “interested persons” shall have the respective meanings specified in the 1940 Act as now in effect or as hereafter amended, and the exemptive rules adopted thereunder.

(c)	Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretation thereof, if any, by the United States courts or in the absence of any controlling decision of any such courts, by rules, regulations or orders of the SEC issued pursuant to the 1940 Act. In addition, where the effect of a requirement of the 1940 Act, reflected in any provision of this Agreement, is revised by rule, regulation or order of the SEC, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

21. Notices

Any notices under this Agreement shall be in writing, addressed and delivered or mailed postage paid to the other party at such address as such other party may designate for the receipt of such notice. Until further notice to the other party, it is agreed that the address of the Trust and Investment Adviser for this purpose shall be the address listed on the signature block below and that the address of Distributor for this purpose shall be 6125 Memorial Drive, Dublin, Ohio 43017.

22. Privacy and Confidentiality

Each party hereto agrees that any Nonpublic Personal Information, as that term is defined in Regulation S-P under the Gramm-Leach-Bliley Act (“Reg. S-P”), that may be disclosed by a party hereunder to the other party hereunder is disclosed for the specific purpose of permitting the other party to perform the services set forth in this Agreement, and contemplates that such information may be disclosed to and from the Trust’s designees pursuant to terms of written agreements and, as permitted, under agreements with dealers who have a written agreement with the Distributor as well; provided however that the parties represent that any such written agreements contain specific representations about safeguards and compliance policies and procedures implemented under Reg S-P. Each party agrees that, with respect to such information, it will comply with Reg. S-P and any other applicable regulations and that it will not disclose any Non-Public Personal Information received in connection with this Agreement to any other party, except to the extent required to carry out the services set forth in this Agreement or as otherwise permitted by law. This paragraph shall survive the termination of this Agreement.

23. Counterparts

This Agreement may be executed in one or more counterparts, and by the parties hereto on separate counterparts, each of which shall be deemed an original but all of which together shall constitute but one and the same instrument.

IN WITNESS WHEREOF, the Trust and the Distributor have each caused this Agreement to be signed in duplicate on its behalf, all as of the day and year first above written.

Meeder Funds	Adviser Dealer Services, Inc.

/s/ Bruce E. McKibben	/s/ Douglas R. Cooper

Name:	Name:
Bruce E. McKibben	Douglas R. Cooper

Title:	Title:
Treasurer	Treasurer

Schedule A

List of Funds

This Schedule A shall apply to the Funds that are listed below and any other Funds that may be created in the future for which the same company serves as the investment adviser, unless excepted below:

Money Market Fund

Total Return Bond Fund

Balanced Fund

Muirfield Fund®

Spectrum Fund

Dynamic Growth Fund

Strategic Growth Fund

Aggressive Growth Fund

Quantex Fund™

Utilities and Infrastructure Fund

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